EXHIBIT 10.2
                        SALE AND PURCHASE AGREEMENT


THIS AGREEMENT is entered into this 17th day of February, 1995
                                    --------------------------
by and between:


1. ORYX ENERGY COMPANY whose principal place of business is 13155 Noel Road, Dallas, Texas 75240-5067 (hereinafter referred to as "ORYX"),

2. ORYX INDONESIA HOLDING COMPANY whose principal place of business is 13155 Noel Road, Dallas, Texas 75240-5067
     (hereinafter referred to as the "Seller"), and

3. NOVUS PETROLEUM LIMITED (A.C.N. 067 777 440) whose principal place of business is c/o Phillips Fox, 255 Elizabeth Street, Sydney NSW 2000 Australia (hereinafter referred to as the
     "Purchaser").

WHEREAS:

A. ORYX and Fern Consultants Limited, as sponsor of the Purchaser, have executed a letter dated January 5, 1995 whereby they agreed to negotiate a Sale and Purchase Agreement pursuant to which ORYX will cause to be sold and the Purchaser will purchase, inter alia, one hundred percent (100%) of the issued capital stock of Oryx Canada (Indonesian Holdings) Ltd. (hereinafter referred to as "OC(IH)L");

B. Seller beneficially owns and legally owns all issued capital stock of OC(IH)L;

C. OC(IH)L beneficially owns and legally owns all issued capital stock of Oryx Canada (Kakap) Ltd. (hereinafter referred to as "OC(K)L"), Oryx Canada (Malacca Strait) Ltd., (hereinafter referred to as "OC(MS)L"), and Oryx Canada (Southeast Sumatra) Ltd., (hereinafter referred to as "OC(SS)L") and beneficially and legally owns fifty percent (50%) of the capital stock of 113857 Canada Ltd.;

D. OC(K)L, OC(MS)L, and OC(SS)L hold undivided participating interests, in the percentages set out in Schedule 4, in the Kakap PSC, the Malacca Strait PSC and the Southeast Sumatra
     PSC (all as hereinafter defined) respectively;

E. The interests to be transferred hereunder comprise all of the Seller's ownership interests in OC(IH)L;

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F.   ORYX, along with certain of its Affiliates, and the
     Purchaser have entered into agreements of even date herewith for the sale and purchase of the ownership interest in Oryx U.K. (Indonesia Holdings) Ltd. (the "OUKEC Agreement"), in Oryx Indonesia Brantas Company (the "OIBC Agreement") and in Oryx Australia Energy Company Pty. Ltd. (the "ORYX AUSTRALIA Agreement"); and

G. ORYX, the Seller and the Purchaser wish to set out the terms and conditions upon which the Seller will sell and the Purchaser will purchase the ownership interest in OC(IH)L.

NOW THEREFORE, in consideration of the obligations contained herein, it is hereby agreed as follows:

I.   DEFINITIONS

     1.1 In this Agreement the following expressions shall except where expressly stated otherwise, have the following respective meanings:

          "Affiliate" means in relation to any Party any company or other entity which controls or is controlled by that Party or is controlled by a company or other entity which controls that Party. "Control" means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights of a company or other entity.

          "Asset" means the entire issued capital stock of OC(IH)L consisting of one thousand (1,000) common shares of no par value and one hundred twenty-three thousand four hundred twenty-seven (123,427) Class A preference shares of no par value;

          "Business Day" means a day other than Saturday on which banks are or, as the context may require, were generally open for business in Canada;

          "Closing" means the delivery by the Seller to the Purchaser of certificates for all of the issued shares of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L, the payment by the Purchaser to ORYX of the Consideration and any sums payable in accordance with Clause 3.5 and the performance of such concomitant acts as are required of any of the Parties pursuant to Clause 5.1;

          "Consideration" means the consideration for the transfer of the Asset as set out in Clause 3.1;

          "Contract Area" means, with respect to any Production
          Sharing Contract, the area covered for the time being by that Production Sharing Contract;

          "Data" means all data held by any of OC(K)L, OC(MS)L or OC(SS)L directly relating to the Production Sharing Contract in which it holds an interest whether in hard copy or digital form (where available) including but not limited to geoscientific and engineering data and logs, but excluding Traded Data;

          "Data Room Document" means the documents relating to the Asset or to OC(IH)L's Business made available to the Purchaser and set out in Schedule 5 hereto, together with, in the event Closing takes place, such other documents as ORYX may have notified to the Purchaser in writing during the Interim Period and, where the context so admits, any one or more of such documents;

          "Effective Date" means 00:01 hours Jakarta, Indonesia time on 1st January 1995;

          "Government" means the Government of the Republic of Indonesia;

          "Interim Period" means the period of time commencing on the Effective Date and terminating at Closing.

          "Joint Operating Agreement" means, in relation to the Malacca Strait PSC, the Operating Agreement dated 2 July 1971 originally among Atlantic Richfield Indonesia Inc., Pan Ocean Oil Corporation (Indonesia) and Houston Oils Limited; in relation to the Kakap PSC, the Operating Agreement dated 23 November 1977 originally among Marathon Petroleum Indonesia Ltd., Hudbay Oil (Indonesia), Ltd. and Coastal Indonesia, Inc.; and in relation to the Southeast Sumatra PSC, the Operating Agreement dated 6 September 1968 originally among Independent Indonesian American Petroleum Company, Carver-Dodge International Corporation and Warrior International Corporation;

          "Kakap PSC" means the Production Sharing Contract dated 22 March 1975 originally among Pertamina,
          Phillips Petroleum Company Indonesia and Tenneco
          Indonesia Inc.;

          "Malacca Strait PSC" means the Production Sharing
          Contract dated 5 August 1970 originally between
          Pertamina and Kondur Petroleum S.A.;

          "OC(IH)L" means Oryx Canada (Indonesian Holdings)
          Ltd., a company incorporated under the laws of Canada;

          "OC(IH)L's Business" means the interests, activities, assets, liabilities and all other affairs of OC(IH)L, including but not limited to the interests, activities, assets, liabilities and all other affairs of each of OC(K)L, OC(MS)L and OC(SS)L (including but not limited to their respective participating interests in the Production Sharing Contracts and the corresponding joint operating agreements and other related agreements);

          "OC(K)L" means Oryx Canada (Kakap) Ltd., a company incorporated under the laws of Canada;

          "OC(MS)L" means Oryx Canada (Malacca Strait) Ltd., a company incorporated under the laws of Canada;

          "OC(SS)L" means Oryx Canada (Southeast Sumatra) Ltd., a company incorporated under the laws of Canada;

          "OIBC Agreement" means the Sale and Purchase Agreement referred to in recital F. providing for the transfer of the ownership interest in Oryx Indonesia Brantas
          Company;

          "ORYX AUSTRALIA Agreement" means the Sale and Purchase
          Agreement referred to in recital F. providing for the transfer of the ownership interest in Oryx Australia
          Energy Company Pty. Ltd.;

          "OUKEC Agreement" means the Sale and Purchase
          Agreement referred to in recital F. providing for the transfer of the ownership interest in Oryx U.K.
          (Indonesia Holdings) Ltd.;

          "Party" means any party to this Agreement;

          "Pertamina" means Perusahaan Pertambangan Minyak dan
          Gas Bumi Negara;

          "Petroleum" has the meaning ascribed to it under the Production Sharing Contracts;

          "Production Sharing Contract" means the Malacca Strait
          PSC, the Kakap PSC or the Southeast Sumatra PSC (as the context requires) and "Production Sharing
          Contracts" means all three of the aforementioned contracts collectively;

          "Prospectus" means the prospectus to be registered under the Corporation Laws of Australia and issued by the Purchaser for the offer of its shares for subscription to fund, among other things, the purchase of the Asset.

          "Southeast Sumatra PSC" means the Production Sharing
          Contract dated 6 September 1968 originally between
          Pertamina and Independent Indonesian American
          Petroleum Company;

          "Traded Data" means with respect to any Contract Area data which is related to an area outside that Contract Area and which has been acquired by trade, purchase or otherwise by or on behalf of OC(K)L, OC(MS)L or OC(SS)L (either alone or in conjunction with other parties) under the relevant Production Sharing Contract or as a party to the related Joint Operating Agreement from a third party or parties, where such data cannot be provided to the Purchaser because such transfer is prohibited by the agreement by which the data were obtained;

          "Underwriting Agreement" means the underwriting agreement to be entered into by the Purchaser in relation to the offer of its shares under the Prospectus;

          "Underwriting Date" means the date on which the Underwriting Agreement is fully executed; and

          "113857 Canada Ltd." means 113857 Canada Ltd., a company incorporated under the laws of Canada.

     1.2 All references to Clauses, recitals and Schedules are, unless otherwise expressly stated, references to Clauses of and recitals and Schedules to this Agreement.

     1.3 The headings in this Agreement are inserted for convenience only and shall not be used in construing this Agreement.

     1.4 Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time. Any reference in this Agreement to another agreement shall be construed as a reference to the same as amended, varied, supplemented or novated prior to the date hereof.

     1.5 Unless the context otherwise requires, reference to the singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to all other genders.

     1.6 The Schedules attached hereto form part of this Agreement. In the event of any conflict between the provisions of this Agreement and the Schedules hereto, the provisions of this Agreement shall prevail.

II.  TRANSFER OF THE ASSET

     2.1  Sale and Purchase

          2.1.1 Subject as herein provided and subject to the Data Room Documents, the Seller as beneficial and legal owner of the Asset hereby agrees for the Consideration and other payments provided for in Clause 3 to transfer to the Purchaser at Closing and the Purchaser hereby agrees to accept at Closing the Asset free (save as referred to in this Agreement and the Data Room Documents) from all liens, charges, mortgages, pledges, encumbrances or security interests whatsoever relating thereto.

          2.1.2 At Closing, the transfer referred to in 2.1.1 above shall be deemed for all purposes to be made with effect from the Effective Date.

          2.1.3 The Purchaser shall not be required to acquire any of the staff or premises of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L.

     2.2  The respective obligations of the Seller to transfer
          (or cause to be transferred) and the Purchaser to accept the Asset as at the Effective Date shall be subject to:

          2.2.1 receipt of any necessary consents or approvals, including but not limited to those of any regulatory or governmental authorities in the United States, Canada or Indonesia, to the transactions contemplated by this Agreement;

          2.2.2 at ORYX's discretion, the Purchaser having notified to ORYX in writing not less than thirty (30) Business Days beforehand in respect of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L:

                 (a) the identity of the respective directors and officers to be appointed at Closing;

                 (b) the address of the respective registered offices to be effective as from Closing;
                      and

                 (c) the respective accounting reference dates to apply as from Closing;

          2.2.3 at ORYX's discretion, execution by February 28, 1995 of the Underwriting Agreement for the Purchaser containing terms and conditions satisfactory to the Purchaser, ORYX and the Seller;

          2.2.4 the Purchaser successfully raising the amount of cleared funds set out in the Underwriting Agreement to finance, among other things, the purchases contemplated by this Agreement, the OUKEC Agreement, the OIBC Agreement and the ORYX AUSTRALIA Agreement by the issue of its shares pursuant to the Prospectus and the Underwriting Agreement, by April 30, 1995; and

          2.2.5 contemporaneous Closing (as defined therein) on the OUKEC Agreement, the OIBC Agreement and the ORYX AUSTRALIA Agreement, unless an agreement should terminate, in which case it will not be necessary to close on that agreement.

     2.3 If any of the conditions set out above is not satisfied by the date specified, if any, then the Seller may terminate this Agreement by written notice to the Purchaser, and neither the Seller nor the Purchaser shall have any further liability to the other hereunder.
III. CONSIDERATION AND OTHER PAYMENTS

     3.1  Consideration

          The Consideration for the transfer of the Asset to the Purchaser shall be:

          3.1.1 US Dollars Sixteen Million Five Hundred Ninety-nine Thousand (US$16,599,000) for the Class A preference shares of OC(IH)L;

          3.1.2 US Dollars One Thousand (US$1,000) for the common shares of OC(IH)L;

          3.1.3  proceeding to Closing on the OUKEC Agreement;

          3.1.4  proceeding to Closing on the OIBC Agreement;
                 and

          3.1.5  proceeding to Closing on the ORYX AUSTRALIA
                 Agreement.

     3.2  Other Payments

          The Purchaser shall pay to ORYX or ORYX shall pay to the Purchaser (as the case may be) such further sums as may be payable pursuant to Clauses 3.3, 3.4, 3.5, 3.6, 7, 8.1 and 8.2

     3.3  Working Capital

          3.3.1 The Purchaser shall pay to ORYX or ORYX shall pay to the Purchaser (as the case may be) a sum to reflect the monetary value of working capital of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L as set out in Schedule 3. The said sum shall be set out in a statement to be prepared and given by ORYX to the Purchaser within one (1) calendar month after Closing. Such statement shall be a statement of working capital and a statement of adjustments made pursuant to
                 Schedule 3.

          3.3.2 Working capital balances used for the purposes of the statement referred to in Clause 3.3.1 shall be taken from the individual accounts, statements and records for the year ending on 31 December 1994. A copy of the individual accounts, statements and records shall be provided by ORYX to the Purchaser with such statement. Verification of the aforesaid statement shall be carried out within sixty
                 (60) days of receipt of such statement, and notwithstanding the provisions of Clause 3.3.3, settlement of the sum detailed in the statement as varied by any adjustment agreed between ORYX and the Purchaser shall be made within the said sixty (60) day period.

          3.3.3 In the event that ORYX and the Purchaser cannot agree upon any matter to which the statement referred to in Clause 3.3.2 relates, the same shall be referred for resolution in accordance with Clause XVII, except that the arbitrator must be a certified public accountant or independent chartered accountant. The decision of the arbitrator so appointed shall, in the absence of manifest error, be final and binding on ORYX and the Purchaser and settlement of any outstanding amount shall be made within five
                 (5) Business Days of such decision. The costs of the arbitrator shall be borne equally by ORYX and the Purchaser.

     3.4  Interim Period Adjustment

          3.4.1 Purchaser shall pay ORYX the amount of all obligations and liabilities pertaining to the Production Sharing Contracts paid on behalf of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L during the Interim Period in respect of the period on and after the Effective Date.

          3.4.2 ORYX shall pay to the Purchaser the amount of all monies received pertaining to the Production Sharing Contracts received by ORYX or the Seller on behalf of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L in respect of the period on and after the Effective Date.

          3.4.3 The amounts set out above shall be set out in a statement to be prepared and given by ORYX to the Purchaser within one (1) calendar month after Closing. Verification of said statement shall be carried out within sixty (60) days of receipt of such statement and notwithstanding the provision of Clause 3.4.4, settlement of the amounts detailed in the statement as varied by any adjustment agreed between ORYX and the Purchaser shall be made within the said sixty
                 (60) day period.

          3.4.4 In the event that ORYX and the Purchaser cannot agree upon any matter to which the statement referred to in Clause 3.4.3 relates, the same shall be referred for resolution in accordance with Clause XVII, except that the arbitrator must be a certified public accountant or an independent chartered accountant. The decision of the arbitrator so appointed shall, in the absence of manifest error, be final and binding on ORYX and the Purchaser and settlement of any outstanding amount shall be made within five
                 (5) Business Days of such decision. The costs of the arbitrator shall be borne equally by ORYX and the Purchaser.

     3.5  Interest on Consideration

          The Consideration shall bear simple interest from the Effective Date until Closing (both days inclusive), beginning on the dates noted below and thereafter on Monday of each succeeding one (1) week term, at the following rates:

          (a)    from the Effective Date through the
                 Underwriting Date:  the weighted average one
                 (1) month term LIBOR rate for the relevant period for U.S. dollar deposits as published by the Wall Street Journal (or if not published, then by the Financial Times of London), plus two (2) percentage points; and

          (b) after the Underwriting Date through Closing: the weighted average one (1) month term LIBOR rate for the relevant period for U.S. dollar deposits as published by the Wall Street Journal (or if not published, then by the Financial Times of London), plus one (1) percentage point.

          The interest shall be paid with the Consideration when the Consideration is paid.

     3.6  Interest on Further Sums

          In the event of late payment of further sums that may be payable pursuant to Clauses 3.3 or 3.4, the Purchaser shall pay to ORYX or ORYX shall pay to the Purchaser (as the case may be) simple interest on the amount not paid on time at the weighted average one
          (1) month term LIBOR rate for the relevant period for U.S. dollar deposits as published by the Wall Street Journal (or if not published, then by the Financial Times of London), plus two (2) percentage points, beginning on the date due and thereafter on Monday of each succeeding one (1) week term, from the date due until the date paid.

IV.  INTERIM PERIOD

     During the Interim Period:

     4.1 The Parties shall each use all reasonable endeavors to obtain all consents, approvals and clearances that may be required to effect the transfer of the Asset to the Purchaser;

     4.2 ORYX shall keep the Purchaser informed of all material matters known to ORYX in relation to the Kakap PSC, the Malacca Strait PSC and the Southeast Sumatra PSC;
          and

     4.3 The Seller shall conduct all business in relation to the Asset in a proper and workmanlike manner in accordance with good oilfield practice and shall ensure that OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L continue to act in and not incur liabilities other than those associated with the ordinary course of business as explorers for and producers of oil and gas.

V.   CLOSING

     5.1  Time of Closing

          Closing shall take place at a mutually acceptable time and place in the United States after the later to occur of:

          (a) fulfillment of all requirements for Closing on the OUKEC Agreement, the OIBC Agreement, the
                 ORYX AUSTRALIA Agreement and the OZOC
                 Agreement, or

          (b)    satisfaction of the condition set out in Clause
                 2.2.1;

          and on the date of:

          (c)    satisfaction of the condition set out in Clause
                 2.2.4.

     Subject to the occurrence of the conditions set out in paragraphs (a) and (b), the Purchaser shall give ORYX and the Seller seven (7) days notice of the date that it expects the condition in paragraph (c) to be satisfied.

     5.2  Payment and Delivery at Closing

          At or before Closing:

          5.2.1 The Purchaser shall pay to ORYX by wire transfer (which shall be deemed to have been made upon receipt by ORYX's bank in ORYX's account) as directed by ORYX in United States Dollars the cash component of the Consideration set out in Clause 3.1 together with any sums payable in accordance with Clause 3.5.

          5.2.2  Oryx shall deliver to the Purchaser:

                 (a)  a copy, certified as a true copy and in
                      full force and effect by a director and
                      the secretary or an assistant secretary of the Seller, of a resolution of the Board of Directors of the Seller approving the transfer of the Asset, on the terms of this Agreement, by the Seller, and authorizing the execution by the Seller of this Agreement and all other documents contemplated hereby; and

                 (b)  copies of the consents or approvals, if
                      any, referred to in Clause 2.2.1 and
                      obtained by or on behalf of ORYX or the
                      Seller.

          5.2.3  The Seller shall deliver to the Purchaser:

                 (a)  an instrument in writing signed by the
                      Seller as the sole shareholder of OC(IH)L approving the transfer of the issued shares of OC(IH)L to the Purchaser;

                 (b) a certificate for all of the issued shares of OC(IH)L, accompanied by a stock transfer power, executed in favor of the Purchaser, and a direction to the Secretary of OC(IH)L to register the share in the name of the Purchaser; and

                 (c) certificates for all of the issued shares of each of OC(K)L, OC(MS)L and OC(SS)L;

          5.2.4 The Parties shall execute all such other documents and do all acts and things as may be reasonably required in order to effect the transfer of the Asset to the Purchaser and otherwise carry out the true intent of this Agreement.

     5.3 If Closing has not occurred by May 19, 1995 and at that time or any time thereafter the only unsatisfied condition to Closing is the condition contained in Clause 2.2.4, then the Seller may terminate this Agreement by written notice to the Purchaser, and neither the Seller nor the Purchaser shall have any further liability to the other hereunder, except as provided in Clause 15.3.

     5.4 The Seller shall procure that resolutions of the respective boards of directors of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L are passed at or before Closing:

          (a) approving for registration (subject to being duly stamped) the transfers referred to in Clause 5.2.3, and

          (b) providing for the following to occur with immediate effect:

                 (i)     the appointment of the respective
                         directors and officers notified pursuant to Clause 2.2.2(a);

                 (ii)    the resignation of the respective
                         existing directors and officers;

                 (iii)   the change of the addresses of the
                         respective registered offices to those
                         notified pursuant to Clause 2.2.2(b);
                         and

                 (iv)    the change (if a change is required) of
                         the respective accounting reference
                         dates to those notified pursuant to
                         Clause 2.2.2(c).

     5.5 At all times after Closing, ORYX shall treat and cause any relevant Affiliate thereof (excluding, for the avoidance of doubt, OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L) to treat as terminated, and the Purchaser shall cause OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L to treat as terminated, any and all agreements (whether written or oral) between OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L on the one hand and ORYX, the Seller or any Affiliate thereof on the other hand, which would otherwise have continued in force after Closing. This provision shall not affect indemnities given in favor of officers and directors of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L.

     5.6 As soon as reasonably practicable following Closing, the Seller shall deliver to the Purchaser at a place in Canada to be agreed between them:

          (a)    the respective company seals,

          (b) the respective registers of members and share ledger (with any unissued share certificates), the respective registers of directors and officers and the respective other statutory registers,

          (c)    the respective minute books,

          (d) the respective Memoranda of Association and Articles of Association,

          (e) the respective Certificates of Incorporation, and

          (f)    resignations in writing by each of the
                 directors and officers of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L to be effective at Closing.

     5.7 To the extent not already delivered or provided, ORYX will deliver to the Purchaser, or provide the Purchaser with access to, the Data and copies of the Data Room Documents and such other relevant documentation relating to OC(IH)L'S Business as the Purchaser may reasonably request, as soon as practicable after Closing.

     5.8 As soon as practicable after, and in any case not later than five (5) working days after, Closing, the Purchaser shall effect or procure the due registration and stamping of the transfers of legal ownership referred to in Clause 5.2.3.

     5.9  The Purchaser shall cause OC(IH)L, OC(K)L, OC(MS)L and
          OC(SS)L:

          (a) as soon as reasonably practicable after (but in any case not later than sixty (60) days after) Closing, to effect such a change of corporate name that neither the expression "ORYX" nor any other expression likely to suggest a connection with the ORYX group of companies is contained in the revised names, and

          (b) to cease as soon as reasonably practicable, but in any case no later than at the time of such change, to use any stationery, invoices, forms, seals, trade marks, logos and any other similar articles or symbols showing the expression "ORYX" or any other expression likely to suggest a connection with the ORYX group of companies. In the period between Closing and the time of such change the Purchaser shall take all reasonable steps to ensure that any use of the existing names of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L or of any of the aforesaid items occurs in such a manner as to minimize any impression that the relevant company continues to be a member of the ORYX group of companies.

     5.10 At or before Closing, the Seller will provide the Purchaser with resignations of all ORYX personnel serving on Operating Committees or Technical
          Committees under the Joint Operating Agreements.

     5.11

          A. Prior to Closing, the Seller and the Purchaser will in good faith discuss the possibility of OC(IH)L divesting itself of 113857 Canada Ltd. such that the Purchaser will acquire no interest in 113857 Canada Ltd. through this Agreement.

          B. Notwithstanding Paragraph A, OC(IH)L shall only be required to divest itself of 113857 Canada Ltd. if Seller has determined that it is not reasonably likely that any adverse tax consequences will arise therefrom to ORYX and the Seller.

          C. In the event that Paragraph B applies, such that the Purchaser acquires an interest in 113857 Canada Ltd. through this Agreement at Closing, then the warranty in Paragraph 22 of
                 Schedule 1 and the indemnity in Clause
                 7.4.1(a)(v) shall apply.

VI.  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

     6.1 Subject to the provisions of Clause 6.3, ORYX and the Seller hereby represent and warrant to the Purchaser in terms set out in Schedule 1 and such representations and warranties shall be deemed to be repeated at Closing.

     6.2 The Purchaser hereby represents and warrants to ORYX and the Seller in terms set out in Schedule 2 and such representations and warranties shall be deemed to be repeated at Closing.

     6.3 The Purchaser shall not be entitled to claim that any fact or matter constitutes a breach of the representations and warranties set out in Schedule 1 hereto to the extent that such fact or matter is referred to herein or in the Data Room Documents or has been disclosed in writing by ORYX or on behalf of the Seller to the Purchaser prior to the date hereof, is known to the Purchaser, or is disclosed pursuant to Clause 6.4 prior to Closing.

     6.4 ORYX and the Seller shall use all reasonable efforts to ensure that the representations and warranties referred to in Clause 6.1 are true and accurate at Closing but if notwithstanding such efforts any matter or thing occurs which would be materially inconsistent with any of such representations and warranties at Closing, ORYX or the Seller shall promptly notify the Purchaser thereof.

     6.5 In the event of any matter or thing materially inconsistent with any of the representations or warranties given by ORYX or the Seller in or pursuant to this Agreement being notified by ORYX or on behalf of the Seller to the Purchaser prior to Closing and such matter or thing continuing to be materially inconsistent at the date agreed for Closing, the Purchaser shall not be bound to complete the acquisition of the Asset and the Purchaser may by notice in writing to ORYX prior to Closing rescind this Agreement. Such right of rescission shall be the Purchaser's only remedy, and there shall be no liability on the part of the Purchaser or ORYX or the Seller with respect to such matters or thing whether or not this Agreement is rescinded.

     6.6 Subject to all other provisions of this Clause, the Purchaser may recover from ORYX or the Seller any amount the Purchaser is obligated to pay to a third party under the relevant Production Sharing Contract and/or Joint Operating Agreement which arises directly from a breach of a representation or warranty by ORYX or the Seller. No claim for breach of any representation or warranty by ORYX or the Seller, or the Purchaser, in or pursuant to this Agreement, or otherwise in relation to the transfer and purchase of the Asset shall be made after February 29, 1996, unless, prior to February 29, 1996, written notice of the matter complained of (giving such details of such matter as shall then be reasonably practicable) shall have been given by the Purchaser to ORYX or the Seller or as the case may be by ORYX or the Seller to the Purchaser PROVIDED ALWAYS that neither the Purchaser nor ORYX and the Seller shall be entitled to recover in respect of any claim or claims (whether relating to breach of warranty, representation or otherwise but excluding any claim made under Clauses 3.1 or 3.2) relating to the subject matter of this Agreement, an amount which either would exceed in aggregate the Consideration for the Asset, or would be less in aggregate than one percent (1%) of such Consideration. FURTHER PROVIDED THAT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER ANY CIRCUMSTANCES ARISING UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL LOSS OR DAMAGE WHETHER ARISING IN CONTRACT OR TORT (INCLUDING NEGLIGENCE OR OTHER FAULT OF THE PARTY). FOR PURPOSES OF THIS CLAUSE, CONSEQUENTIAL LOSS SHALL INCLUDE BUT NOT BE LIMITED TO INABILITY TO PRODUCE PETROLEUM, LOST PRODUCTION AND LOSS OF PROFITS.
     6.7 If the Purchaser receives any claim or becomes aware of any fact which may result in the Purchaser having a claim against ORYX or the Seller under this Clause, the Purchaser shall promptly notify ORYX or the Seller thereof in writing and ORYX or the Seller shall be entitled to take and/or require the Purchaser to take any reasonable action it may request to resist such claim or do any reasonable act or thing in the name of the Purchaser but at the expense of ORYX or the Seller and to have the conduct of any appeal, dispute, compromise or defense thereof and of any incidental negotiations and the Purchaser will give ORYX and the Seller all cooperation, access and assistance for the purposes of considering and resisting such claim as they may reasonably require provided always that the Purchaser is indemnified to its reasonable satisfaction by ORYX or the Seller against all claims, costs, expenses, damages or losses which may thereby be incurred.

     6.8 The Purchaser recognizes that, in accordance with the Production Sharing Contracts, title to any facilities held or brought into being in connection with operations under the Production Sharing Contracts lies with Pertamina, and none of the provisions of this Agreement is to be construed to imply any warranty that OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L owns any of such facilities.

     6.9 Except as set forth in Clause 6.1, as modified by Clause 6.3, ORYX and the Seller make no representations or warranties in respect of any matter or thing and disclaim all liability and responsibility for any representation, warranty, statement, opinion, information or advice made or communicated (orally or in writing) to the Purchaser (including without limitation any representation, warranty, statement, opinion, information or advice made or communicated to the Purchaser by any officer, director, shareholder, employee, agent, consultant, representative or advisor of ORYX or the Seller) and the Purchaser acknowledges and confirms that it has not relied upon any such representation, warranty, statement, opinion, information or advice in entering into or carrying out the transactions contemplated by this Agreement.

     6.10 Notwithstanding anything contained in Clauses 6.1 and 6.3, the Purchaser acknowledges that a signature or other bonus is payable to Pertamina in 1995 in respect of the Southeast Sumatra PSC.

     6.11 Notwithstanding anything contained in Clauses 6.1 and 6.3, ORYX and the Seller make no representations or warranties whatsoever as to the amounts of reserves that may be attributable to the Production Sharing Contracts or any of them, nor as to any geological, geophysical, engineering, economic, tax, legal or other interpretations, forecasts or evaluations. The Purchaser acknowledges and confirms that no such representations or warranties have been made and shall indemnify and defend ORYX and the Seller against any claims, demands, causes of action, costs, expenses and liabilities arising out of or related to the Prospectus or the offering of the Purchaser's shares.


     6.12 Notwithstanding anything contained in Clauses 6.1 and 6.3, the Purchaser acknowledges and confirms that it has made its own independent investigation, analysis and evaluation of the geological, geophysical, engineering, economic and tax aspects of the Production Sharing Contracts based on the Data Room Documents, and acknowledges and confirms that in making the decision to purchase OC(IH)L it has relied solely upon its independent investigation of the Data Room Documents and that of its representatives, including professional, legal, tax, financial, business and other advisors.

     6.13 Except as provided in Paragraph 21 of Schedule 1, ORYX and the Seller make no representations or warranties in relation to any tax matter, and the Purchaser acknowledges that all issues relating to tax shall be dealt with in accordance with Clause 7 hereof.

     6.14 ORYX and the Seller make no representations or warranties in relation to any claim that may be made by Pertamina relating to the period prior to the Effective Date as a result of a Pertamina audit of the Production Sharing Contracts or any of them.

VII. AUDITS AND TAXATION

     7.1  Audits

          7.1.1 In the event that there is any audit claim by OC(K)L, OC(MS)L or OC(SS)L with respect to OC(IH)L's Business and relating to the period prior to the Effective Date then the Purchaser shall cause OC(K)L, OC(MS)L or OC(SS)L to pursue such claim in accordance with the relevant Joint Operating Agreement or other governing document at the reasonable direction of ORYX and/or the Seller. The benefit of any successful audit claim relating to the period prior to the Effective Date shall accrue to ORYX.

     7.2  Taxation

          Tax Returns

          7.2.1 The Seller or its duly authorized agents shall prepare the Indonesian and Canadian tax returns of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L for all accounting periods ended on or prior to the Effective Date, to the extent that the same shall not have been prepared before Closing. The Purchaser shall afford such access to the books, accounts and records of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L as is necessary and reasonable to enable the Seller or its duly authorized agents to prepare returns and conduct matters relating thereto. The Purchaser shall also procure that each of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L shall authorize, sign and submit such tax returns to the appropriate authority without amendment (or with such amendments as ORYX or the Seller may in their discretion agree).

          7.2.2 The Purchaser or its duly authorized agents shall prepare the Indonesian and Canadian tax returns of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L for all accounting periods ending after the Effective Date. The Purchaser shall procure that each of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L makes all tax claims and elections under the applicable tax law in respect of dividends and distributions paid by those companies during the Interim Period in accordance with the directions of ORYX or the Seller. The Purchaser also procures to deliver to ORYX at its reasonable request a copy of any tax return filed by the Purchaser or its duly authorized agents for any taxable period including the Interim Period.

7.3  Taxes Included in Elements of Working Capital

          7.3.1 Tax assets/liabilities including current and deferred tax items shall be specifically excluded from the working capital calculations referred to in Schedule 3 except as follows. Any difference between the amount of any estimated tax payments made by OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L prior to the Effective Date in respect of the accounting period ended 31 December 1994 and the amount of tax reported on a tax return prepared by the Seller pursuant to Clause 7.2.1 hereinbefore for the accounting period ended 31 December 1994 shall be included in the working capital calculations referred to in Schedule 3 as appropriate.

7.4  Adjustment to the Consideration for Taxes

          7.4.1 Subject to Clause 7.4.2, Oryx and Seller hereby covenant with the Purchaser to pay to the Purchaser by way of adjustment to the Consideration an amount equal to:

          (a) Any Canadian or Indonesian tax liability of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L arising:

                      (i)     as a consequence of or by reference
                              to any transaction which occurred
                              on or before the Effective Date
                              where the tax consequences of the
                              transaction could not reasonably
                              have been foreseen during the
                              Purchaser's due diligence
                              investigations having regard to the
                              disclosures made by Oryx or the
                              Seller in the Data Room Documents
                              prior to Closing;

                      (ii)    in respect of or by reference to
                              any income, profits or gains which
                              were earned or accrued prior to the
                              Effective Date (and taken into
                              account as an asset in the working
                              capital calculations referred to in
                              Schedule 3) but received on or
                              after  the  Effective Date and
                              became subject to tax for a taxable
                              period ending after the Effective
                              Date;

                      (iii)   from the repayment on or before
                              Closing by any of OC(IH)L, OC(K)L,
                              OC(MS)L or OC(SS)L of any
                              intercompany indebtedness between
                              any of those companies and any
                              member of the Oryx group of
                              companies, or the payment of any
                              dividend on or before Closing, by
                              any of OC(IH)L, OC(K)L, OC(MS)L or
                              OC(SS)L to any member of the ORYX
                              group of companies;

                      (iv)    in respect of Canadian or
                              Indonesian  withholding tax
                              liability in relation to the period
                              1 January 1990 to the Effective
                              Date;

                      (v)     if OC(IH)L has not divested itself
                              of 113857 Canada Ltd. in accordance
                              with Clause 5.11, out of the
                              Purchaser's acquisition of 113857
                              Canada Ltd. pursuant to this
                              Agreement or from the business,
                              activities or affairs of 113857
                              Canada Ltd. accruing prior to
                              Closing.

          (b) Any reasonable legal and accounting costs and expenses reasonably incurred by the Purchaser or OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L in connection either with any such tax liability, or with any successful claim therefor under this covenant.

          7.4.2 The covenant given by Oryx and the Seller pursuant to Clause 7.4.1 shall not cover any tax liability of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L:

          (a) to the extent of any increase in tax liability attributable to an increase in taxable income for a taxable period ending on or before the Effective Date where the increase in taxable income for such period will result in a decrease in tax liability attributable to a decrease in taxable income for taxable periods ending after the Effective Date;

          (b) to the extent that such tax liability arises in respect of or by reference to any income, or profits or gains earned or accrued in respect of the period, or event occurring, between the Effective Date and Closing and which arises in the ordinary course of business of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L;

          (c) to the extent that such tax liability arises or is increased as a result only of any increase in rates of Canadian or Indonesian tax made, or of any change in relevant Canadian or Indonesian tax law or practice occurring, after the Effective Date which affects a period prior to the Effective Date or a period including the Interim Period;

          (d) to the extent that such tax liability would not have arisen but for a voluntary transaction, action or omission carried out at any time after Closing by OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L, the Purchaser or any company associated with the Purchaser (other than any such transaction, action or omission carried out or effected pursuant to a legally binding commitment entered into on or before Closing between the Purchaser on the one hand and Oryx and the Seller on the other hand);

          (e) to the extent that such tax liability was discharged prior to Closing;

          (f)    to the extent that such tax liability would not
                 have arisen but for or has been increased by:

                      (i)     a disclaimer, claim or election
                              made or notice or consent given by
                              the Purchaser or OC(IH)L, OC(K)L,
                              OC(MS)L or OC(SS)L after Closing
                              (other than such disclaimer, claim,
                              election, notice or consent which
                              has been assumed to be made or
                              given in the accounts of OC(IH)L,
                              OC(K)L, OC(MS)L or OC(SS)L for
                              accounting periods ending on or
                              before the Effective Date);

                      (ii)    a failure or omission by OC(IH)L,
                              OC(K)L, OC(MS)L or OC(SS)L after
                              Closing to make any disclaimer,
                              claim, election, or to give any
                              notice or consent or do any other
                              thing, the making, giving or doing
                              of which was properly taken into
                              account or assumed in the provision
                              for tax in the accounts of OC(IH)L,
                              OC(K)L, OC(MS)L or OC(SS)L for
                              accounting periods ending on or
                              before the Effective Date;

          (g) to the extent that such tax liability arises or is increased as a consequence of any failure or omission of the Purchaser or OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L after Closing to comply with their respective obligations under this Clause 7;

          (h) to the extent that such tax liability arises from any change after Closing in accounting or tax policy or practice of or affecting any of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L (including the method of submission of tax returns);

          (i) to the extent that recovery is available to the Purchaser in respect of the tax liability for breach of any warranty in Schedule 1 to this Agreement;

          (j) to the extent that there is a right to recover an amount in respect of the tax liability from a person other than Oryx, Seller, the Purchaser, OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L;

          (k) to the extent that the tax liability arises in respect of a prepayment received in the ordinary course of business of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L prior to the Effective Date;

          (l) to the extent that the tax liability would not have arisen but for the winding up of, or the cessation of any trade or business by OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L after Closing;

          (m) to the extent that the tax liability gives rise to any relief from or repayment of tax;

          (n) to the extent that payment in respect of the tax liability, together with any related costs and expenses, would cause the total amount paid and/or payable by Oryx and Seller pursuant to this Clause 7 to exceed 2 million U.S. dollars.

          7.4.3 The Purchaser hereby covenants with Oryx and the Seller to pay to the Seller or Oryx, as Oryx shall direct, by way of adjustment to the Consideration an amount equal to any Canadian or Indonesian tax liability of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L arising in respect of or by
                 reference to any income or profits which   were
                 earned  or  accrued  on  or  after  the
                 Effective Date (and taken into account as a liability in the working capital calculations referred to in Schedule 3) but received prior to the Effective Date and became subject to tax for a taxable period ending on or prior to the Effective Date.

7.5  Notification of Claims and Conduct of Disputes

          7.5.1 If the Purchaser, OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L become aware of any tax claim which could give rise to a liability for Seller or Oryx under Clause 7 (whether alone or in combination with other claims), the Purchaser shall give notice to Oryx and Seller of that tax claim (including reasonably sufficient details of such tax claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim in respect thereof) as soon as possible (and in any event not more than 15 days after the Purchaser, OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L becomes aware of such claim) and shall take (or procure that OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L as appropriate shall take) such action as Oryx or Seller may reasonably request to avoid, dispute, resist appeal, compromise or defend the tax claim and any adjudication in respect thereof. Seller or Oryx shall have the right (if it wishes) to control any proceedings taken in connection with such action, and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such tax claim or action, and such other information, assistance and access to records and personnel as it reasonably requires.

          7.5.2 Seller or Oryx shall reimburse to the Purchaser its reasonable costs and expenses properly incurred in connection with any such action or proceedings as are referred to in Clause 7.5.1

          7.5.3 Subject to Clause 7.5.4, the Purchaser shall procure that no tax claim, action or issue in respect of which Seller or Oryx could be required to make a payment under this Clause 7 is settled or otherwise compromised without the prior written consent of Seller or Oryx, such consent not to be unreasonably withheld, and the Purchaser shall procure that OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L and any of their respective advisers shall not submit any correspondence or return or send any other document to any tax authority where the Purchaser or any such person is aware or could reasonable be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such tax authority on notice of any matter which could give rise to, or could increase, a claim under this Clause 7, without first affording Oryx and Seller a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

          7.5.4 If Seller or Oryx do not request the Purchaser to take any appropriate action within 30 days of notice to Seller and Oryx, the Purchaser shall be free to satisfy or settle the relevant tax liability on such terms as it may reasonably think fit.

7.6  Recovery from Third Parties

          7.6.1 If any payment is made by Oryx or Seller under Clause 7 in respect of a tax liability and the Purchaser, OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L (or any person connected with any of them) either receives, or is entitled, or may be entitled either immediately or at some future date to recover or obtain, from any person (other than the Purchaser, OC(IH)L OC(K)L, OC(MS)L or OC(SS)L or any such connected person) a payment or relief in respect of the tax liability in question, then:

          (a) the Purchaser shall notify the Seller and Oryx of that fact as soon as possible and if so required by the Seller or Oryx shall take (or shall procure that OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L or other person concerned shall take) such action as Seller or Oryx may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Seller and Oryx fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

          (b) if the Purchaser, OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L, or other person concerned receives or obtains a payment or relief in respect of the tax liability in question, the Purchaser shall pay to Seller or Oryx the amount received or the amount that the Purchaser, OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L or other person concerned will save by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon).

          7.6.2  Any payment required to be made by the
                 Purchaser pursuant to Clause 7.6.1 shall be made:

                 (a)  in a case where the Purchaser, OC(IH)L,
                      OC(K)L, OC(MS)L or OC(SS)L or other person concerned received a payment, within five
                      (5) Business Days of the receipt thereof;
                      and

                 (b)  in a case where the Purchaser, OC(IH)L,
                      OC(K)L, OC(MS)L and OC(SS)L or other
                      person concerned obtains relief, on or
                      before the date on which tax would have
                      become recoverable by the appropriate tax authority but for the use of such relief.

          7.6.3 The Purchaser shall procure, to the extent legally possible, that any such relief as is referred to in Clause 7.6.2(b) is used in priority to any other relief, and in the absence of evidence to the contrary it shall be deemed to be so used. Seller or Oryx shall be entitled to require that OC(IH)L's, OC(K)L's, OC(MS)L's, or OC(SS)L's or other person's auditors shall certify the amount and date of use of such relief for the purposes of this Clause 7.6.

          7.6.4 Any sum not paid by the Purchaser on the due date of payment specified in Clause 7.6.2 shall bear interest (which shall accrue from day to day) at the rate specified in Clause 3.6 from such due date to and including the day of actual payment of such sum.

7.7  Due Date of Payment and Interest

          7.7.1 Seller or Oryx, as appropriate, shall pay to the Purchaser any amount payable under Clause 7 on or before the date which is the later of the date ten (10) Business Days after demand is made therefor by the Purchaser and two (2) Business Days before the first date on which the tax in question becomes recoverable by the tax authority demanding the same. Provided that, if the date on which the tax can be recovered is deferred following application to the relevant tax authority, the date for payment by the Seller or Oryx shall be two (2) Business Days before such later date when the amount of tax is finally and conclusively determined. For this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, an agreement is made or a decision of a court or tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

          7.7.2 Any sum not paid by Seller or Oryx on the due date for payment specified in Clause 7.8.1 shall bear interest (which shall accrue from day to day) at the rate specified in Clause 3.6 from the due date to and including the day of actual payment of such sum, provided that such interest shall not accrue to the extent that the liability of Oryx or Seller under Clause
                 7.4.1 extends to interest or penalties arising after the due date. Any interest due under this Clause 7.8.2 shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

   VIII.  INDEMNITY AND INSURANCE

     8.1  Indemnity

          8.1.1 The Purchaser shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Asset or OC(IH)L's Business which arise out of OC(K)L's, OC(MS)L's and OC(SS)L's ordinary course of business as explorers for and producers of oil and gas or OC(IH)L's ordinary course of business as a holding company for explorers and producers of oil and gas and as holder of beneficial interests in the Production Sharing Contracts. The Purchaser shall reimburse, indemnify and defend ORYX and the Seller against any such costs, charges, expenses, liabilities and obligations REGARDLESS OF HOW OR WHEN OCCASIONED AND REGARDLESS OF CAUSE OR CAUSES THEREOF, INCLUDING WITHOUT LIMITATION, THE NEGLIGENCE OR OTHER FAULT OF ORYX, THE SELLER, OC(IH)L, OC(K)L, OC(MS)L OR OC(SS)L, which are paid by ORYX or the Seller, or by any other member of the ORYX group of companies on behalf of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L and have not been reimbursed to ORYX or the Seller pursuant to the other provisions of this Agreement, including Clauses 3.4. Without prejudice to the generality of the foregoing the Purchaser shall indemnify and hold ORYX and the Seller harmless against any costs, charges, expenses, liabilities and obligations incurred in abandoning any facilities acquired pursuant to this Agreement or held or brought into being in connection with operations under any of the Production Sharing Contracts to the extent that such costs, charges, expenses, liabilities and obligations are attributable to the Asset and/or OC(IH)L's Business.

          8.1.2 The Purchaser shall indemnify, defend and hold ORYX and the Seller harmless against any costs, charges, expenses, liabilities and obligations incurred in respect of environmental damage, clean-up, amelioration, reclamation, remediation or rehabilitation arising out of or in connection with operations under any of the Production Sharing Contracts to the extent that such costs, charges, expenses, liabilities and obligations are attributable to the Asset and/or OC(IH)L's Business, WITHOUT REGARD TO HOW OR WHEN OCCASIONED AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING WITHOUT LIMITATION, THE NEGLIGENCE OR OTHER FAULT OF ORYX, THE SELLER, OC(IH)L, OC(K)L, OC(MS)L OR OC(SS)L.

     8.2  Insurance

          ORYX and the Seller will maintain their normal level of insurance over OC(IH)L's Business for the Interim
          Period, it being further agreed that:

          (a) If able and it so desires, the Purchaser may arrange additional insurance with respect to the deductibles under ORYX's and the Seller's policies, or those of field operator(s) as applicable. The insurance premium with respect to such additional insurance shall be paid by the Purchaser, and

          (b) As soon as reasonably practicable following Closing, ORYX or the Seller shall request the Operator to pay ORYX's or the Seller's share of any successful insurance claim with respect to damage to the physical assets of (or other recoverable event in connection with) OC(IH)L's Business during the Interim Period to the Purchaser, and

          (c) Any insurance premium paid by ORYX or the Seller or on behalf of OC(IH)L by any other member of the ORYX group of companies relating to OC(IH)L's Business in respect of the Interim Period shall be reimbursed by the Purchaser to ORYX pursuant to Clauses 3.3.1 and 3.4., and

          (d) The benefit of any successful insurance claim relating to the period prior to the Effective
                 Date which is outstanding as of the Effective
                 Date shall accrue to ORYX.

IX.  ANNOUNCEMENTS

     The Parties shall attempt to coordinate all written public announcements during the Interim Period, PROVIDED THAT no such coordination shall be required where such announcement is required by law or by a competent government agency or other regulatory body or by the regulations of any relevant stock exchange.

X.   NOTICES

     10.1 All notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides confirmation of complete transmission, and addressed to such Parties as designated below. Notices given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed.
           "Received" for purposes of this Clause with respect
          to written notice delivered pursuant to this Agreement
          shall be actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

     10.2 The respective addresses are:

          (i)    ORYX         Oryx Energy Company
                              13155 Noel Road
                              Dallas, Texas  75240-5067
                              U.S.A.
                              Attention:  Andrew B. Derman
                              Telex:
                              Facsimile:  (214) 715-8851

          (ii)   Seller       Oryx Indonesia Holding Company
                              13155 Noel Road
                              Dallas, Texas  75240-5067
                              U.S.A.
                              Attention:  Andrew B. Derman
                              Telex:
                              Facsimile:  (214) 715-8851

          (iii)  Purchaser    Novus Petroleum Limited
                              (A.C.N. 067 777 440)
                              c/o Phillips Fox
                              255 Elizabeth Street
                              Sydney NSW 2000 Australia
                              Attention:  Mr. Stephen Barber
                              Telex:
                              Facsimile:  61-2-286-8191

XI.  COSTS AND EXPENSES

     11.1 The Parties shall each pay their own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.

     11.2 The Purchaser shall be responsible for payment in a timely fashion of any and all stamp duties, transfer taxes, filing fees or similar duties, taxes, fees and charges payable on or in respect of this Agreement, and all transfers and/or documents contemplated hereby or executed pursuant hereto.

XII. CONFIDENTIALITY

     The terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any third party by one Party without the prior written approval of the other Parties provided that any Party may, without such approval, disclose such terms to:

     12.1 any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants; or

     12.2 any bank, financial institution or underwriter from whom such Party is seeking or obtaining finance or funding, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank, institution or underwriter; or

     12.3 the extent required by any applicable laws, any Production Sharing Contract, or the requirements of any recognized stock exchange in compliance with its rules and regulations; or

     12.4 any Government agency lawfully requesting such information; or

     12.5 any court of competent jurisdiction acting in pursuance of its powers.

   XIII.  VARIANCE

     The terms and conditions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

XIV. ASSIGNMENT

     None of the rights, liabilities or obligations of the Purchaser under this Agreement are assignable except with the prior written consent of ORYX, such consent not to be unreasonably withheld.

XV.  TERMINATION

     15.1 Subject to Clause 15.2, this Agreement shall terminate if Closing does not occur prior to June 1, 1995, and the sums payable in accordance with Clause 3 shall not be payable.

     15.2 Notwithstanding termination of this Agreement pursuant to Clauses 5.3, 6.5 or 15.1 the provisions of Clause
          12 shall continue to apply for a period of five (5) years from the date hereof.

     15.3 Termination of this Agreement pursuant to Clauses 5.3,
          6.5 or 15.1 shall be without cost to any Party except where a Party has failed to use reasonable efforts to effect Closing in which event the other Parties shall be entitled to all costs and expenses reasonably incurred in seeking to effect such Closing in accordance with the provisions hereof.

     15.4 Subject to the foregoing provisions of this Clause and to the provisions of Clause 6, except insofar as the same have been performed at or prior to Closing, this Agreement, including the representations, warranties, undertakings and agreements contained herein, shall remain in full force and effect, notwithstanding Closing.

XVI. GENERAL

     16.1 This Agreement, the OUKEC Agreement, the OIBC Agreement, the ORYX AUSTRALIA Agreement and the OZOC Agreement constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede and replace all prior negotiations, understandings and agreements, oral or written, among the Parties or any of them, regarding the subject matter hereof.

     16.2 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

     16.3 Time shall be of the essence of this Agreement.

     16.4 This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

   XVII.  GOVERNING LAW AND VENUE

     The construction, validity and performance of this Agreement shall be governed by the substantive law of the State of Texas, U.S.A., without reference or regard to any conflicts of law rules which would refer the matter to any other jurisdiction.

     Any and all disputes or differences relating to, arising out of or in connection with this Agreement which cannot be settled amicably shall be finally settled by arbitration pursuant to this Clause XVII. The Parties hereby agree and consent to submit to the American Arbitration Association any and all disputes or differences relating to, or arising out of or in connection with this Agreement for settlement by final and binding arbitration by one (1) arbitrator pursuant to the International Arbitration Rules of the American Arbitration Association in effect on the Effective Date (the "Rules"). The resulting award shall be the sole and exclusive remedy between the Parties regarding any and all such disputes or differences.

     Arbitration proceedings pursuant to this Clause XVII shall be held in Dallas, Texas, U.S.A., unless otherwise agreed, and conducted in the English language. The substantive law of Texas shall be applied without reference or regard to any rules and procedures regarding conflicts of law which would refer the matter to the laws of another jurisdiction.

     Arbitration shall be initiated in accordance with Article 2 of the Rules. ORYX and the Seller on one hand and the Purchaser on the other shall agree on the arbitrator, who shall be a practicing oil and gas attorney. If the arbitrator has not been agreed upon within thirty (30) days after the American Arbitration Association received the notice of arbitration, ORYX and the Seller on one hand and the Purchaser on the other shall each submit to the American Arbitration Association a list containing the names of three
     (3) oil and gas attorneys which it nominates to serve as the arbitrator. Within sixty (60) days after it received the notice of arbitration, the American Arbitration Association shall appoint the arbitrator from the names submitted by each side. Should a side fail to submit a list of names, the American Arbitration Association shall appoint the arbitrator from the names submitted. Should both sides fail to submit a list of names, the American Arbitration Association shall appoint the arbitrator it deems appropriate.

     In the event of the absence or default of a Party, the arbitration shall continue in accordance with Article 24 of the Rules.

     The decision of the arbitrator shall be final and binding on all Parties and shall be enforceable in any court of competent jurisdiction. The Parties agree to exclude any right of application or appeal to the courts of any jurisdiction in connection with any question of law arising in the course of arbitration or with respect to any award made. Any monetary award shall be made and payable in U.S. Dollars, and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. An award may include interest as deemed appropriate by the arbitrator, but may not include consequential, punitive or other similar damages. The costs and/or fees of the arbitrator and the administrative fees of the American Arbitration Association shall be borne equally by ORYX and the Purchaser.

     This arbitration provision shall continue in force notwithstanding the invalidity or termination of this Agreement.

IN WITNESS whereof this Agreement has been executed on the date first above written.


                              ORYX ENERGY COMPANY


                              By: /s/Andrew B. Derman
                                  -------------------
                                   Attorney-in-Fact


                              ORYX INDONESIA HOLDING COMPANY


                              By: /s/Andrew B. Derman
                                  -------------------
                                   Attorney-in-Fact



                              NOVUS PETROLEUM LIMITED
                              (A.C.N. 067 777 440)


                              By: /s/Dr. R. C. Williams
                                  ---------------------
                                   Director

                                SCHEDULE 1

           REPRESENTATIONS AND WARRANTIES OF ORYX AND THE SELLER


1. Seller has beneficial and legal ownership of all of the capital stock of OC(IH)L.

2. OC(IH)L has beneficial and legal ownership of all of the capital stock of OC(K)L, OC(MS)L and OC(SS)L, and legal and beneficial ownership of fifty percent (50%) of the capital stock of 113857 Canada Ltd.

3. Each of OC(K)L, OC(MS)L and OC(SS)L is one of the parties constituting the Contractor under the Production Sharing
     Contract against which its name is set in Schedule 4.

4. No mortgage, charge (whether fixed or floating), pledge, lien, encumbrance or other security or net profit or royalty interest has been created over the interests of the Seller in the Asset or OC(K)L, OC(MS)L, OC(SS)L or their respective interests in the Production Sharing Contracts; nor is there in effect any agreement or commitment to create the same.

5. As far as ORYX and the Seller are aware, OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L have not committed any breach of and are not in default under any of the Data Room Documents, and have not received notice that any of the parties to the Data Room Documents has committed any breach of, or is in default under, any of the Data Room Documents, which breach or default, at the date hereof, is of a material nature and subsisting.

6. The Production Sharing Contracts and all rights and interest thereunder or deriving therefrom of OC(K)L, OC(MS)L and OC(SS)L are in full force and effect and no act or omission of any of OC(K)L, OC(MS)L or OC(SS)L or, as far as the Seller is aware, of any other person, firm or company has occurred which would or might entitle the Government or Pertamina to revoke the Production Sharing Contracts and no notice has been given to the Seller or, as far as the Seller is aware, to any other person, firm or company by the Government or Pertamina of any intention to revoke the Production Sharing Contracts.

7. All accrued obligations and liabilities imposed by the Production Sharing Contracts (including, without limitation, work obligations) have been duly fulfilled and discharged and there are no outstanding work obligations to be fulfilled under the Production Sharing Contracts and neither the Government nor Pertamina has given notice to the Seller, OC(IH)L or, as far as the Seller is aware, OC(K)L, OC(MS)L or OC(SS)L of any intention to require further works to be conducted (whether in relation to exploration or development), or to call for the submission of or impose a development program in respect of any undeveloped Petroleum discovery.

8. OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L have kept proper and consistent accounts, books and records of their activities and to the best of ORYX's and the Seller's knowledge, such accounts, books and records have been kept in accordance with all legal requirements and are up to date. Additionally, except as previously disclosed, there has been no change in any practice or policy insofar as such might materially affect the valuation of assets or the recording of expenditures or receipts relating to those assets; and such accounts, books and records:

          (a) have been prepared in accordance with generally accepted accounting principles as they apply to the relevant jurisdiction; and

          (b) take account of all gains and losses, whether realized or unrealized, arising from all foreign currency transactions.

9. The Seller is not a party to any litigation or arbitration or administrative proceedings or to any dispute in relation to, and which are likely materially to prejudice or endanger in any manner, the Asset and the Seller is not aware that any such litigation, arbitration or administrative proceedings are threatened or pending either by or against the Seller and there are no facts known to the Seller which are likely so to prejudice or endanger the Asset and, as far as the Seller is aware, none of the parties to the Data Room Documents is involved in or threatened with any litigation, arbitration or administrative proceedings or any dispute in relation to, or which is likely to prejudice or endanger in any material manner, the Asset.

10.  Each of OC(IH)L, OC(K)L, OC(MS)L, OC(SS)L and 113857 Canada
     Ltd. is duly incorporated as a limited liability company and validly exists under the laws of Canada.

11. The documents which contain or establish the Seller's constitution incorporate provisions which authorize, and all necessary corporate actions have been taken to authorize, the Seller to sign and deliver, and perform the transactions contemplated by, this Agreement.

12. Neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

     (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which the Seller or any of its assets is bound or affected; or

     (ii) cause any limitation on the Seller or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution on in any law, order, judgment, agreement, instrument or otherwise, to be exceeded which in either case is material in the context of this Agreement, and in particular, the Seller has, as far as it is aware, full power and authority to perform its obligations hereunder and to sell the Asset without the consent of any other person.

13. All information given by or on behalf of ORYX or the Seller to the Purchaser with respect to OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L is, as far as ORYX and the Seller are aware, true and accurate in all material respects and, as far as ORYX and the Seller are aware, none of that information is misleading in any material respect, whether by inclusion of misleading information or omission of material information or both.

14. All information which ORYX or the Seller is aware of as being material to a purchaser for value of the Asset has been disclosed in writing to the Purchaser.

15. None of OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L is under an obligation to issue, and has not granted to any person a right that remains in existence to call for the issuance of, stock, shares or other securities.

16. As far as ORYX and the Seller are aware, there has been full compliance with all requirements imposed by law and all competent authorities in relation to the affairs of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L.

17. As far as ORYX and the Seller are aware, all documents required to be lodged by OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L prior to this transaction with all applicable Indonesian and Canadian regulatory authorities have been duly lodged.

18. At or before Closing, the respective boards of directors of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L will have passed resolutions terminating or rescinding all powers of attorney and bank authorizations which had previously been issued by them.

19. As far as ORYX and the Seller are aware, the Operator of each Production Sharing Contract has complied with all applicable environmental requirements contained in the Production Sharing Contract.

20. Each of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L has, as far as ORYX and the Seller are aware, at all material times had the benefit of such insurance coverage as was required by applicable law or the relevant Production Sharing Contract.

21. Subject to Clause 7.2.1, all tax returns, necessary information and notices in respect of the Indonesian and Canadian tax obligations of each of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L have been lodged or filed with the appropriate taxation authorities, all Indonesian and Canadian taxes reflected thereon have been paid, and each of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L has maintained sufficient records to support all returns lodged or filed relating to taxation matters.

22. 113857 Canada Ltd. is currently inactive and will have no existing liabilities as of Closing if OC(IH)L has not divested itself of 113857 Canada Ltd. in accordance with Clause 5.11.

                                SCHEDULE 2

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


1. The Purchaser is duly incorporated with limited liability in and validly exists under the laws of Australia.

2. The documents which contain or establish the Purchaser's constitution incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, the Purchaser to sign and deliver, and perform the transactions contemplated by, this Agreement.

3. Neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

     (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgement, order, license, permit or consent by which the Purchaser or any of its assets is bound or affected; or

     (ii) cause any limitation on it or the powers of its Directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgement, agreement, instrument or otherwise, to be exceeded which in either case is material in the context of this Agreement.

4. No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under any agreement or instrument by which the Purchaser or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets or condition of the Purchaser and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

5. No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of the Purchaser, threatened against the Purchaser or any Affiliate of the Purchaser.

                                SCHEDULE 3

                              WORKING CAPITAL


Pursuant to Clause 3.3 of this Agreement, the monetary value of working capital shall be valued in accordance with the provisions of this Schedule.

1.   Preparation of Statement

     The statement of working capital shall be prepared in United States dollars by the Seller or ORYX and shall be based on the accounts, statements and records of OC(IH)L and those of OC(K)L, OC(MS)L and OC(SS)L as of midnight (Jakarta, Indonesia time) on 31 December 1994. The statement shall be prepared using actual amounts and not estimates or estimated amounts, if any, that may be reflected in the accounts.

2.   Elements of Working Capital

     (i) Subject to paragraph 2(ii) below the elements of working capital shall comprise the aggregated current assets (which shall include, without limitation, an underlifted position, oil and gas in inventory, other inventories, materials and stock) minus aggregated current liabilities (which shall include, without limitation, an overlifted position) of OC(IH)L, OC(K)L, OC(MS)L and OC(SS)L in United States dollars. The elements of working capital shall exclude all indebtedness between, on the one hand, OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L and, on the other hand, any of their Affiliates. The elements of working capital shall also exclude any amounts for future liabilities, estimates or reserves for future liabilities. For the avoidance of doubt, items to be included under the heading "materials and stock" shall include those items for which OC(IH)L, OC(K)L, OC(MS)L or OC(SS)L has, before the Effective Date, reimbursed the Operator under the relevant Joint Operating Agreement, but which as of the Effective Date have not been placed in service under the respective Production Sharing Contract.

     (ii) Any tax assets/liabilities including current and deferred taxes are to be specifically excluded in the calculation of Working Capital pursuant to paragraph 2(i) above except as provided for in Clause 7.3.1 of the Agreement.

3.   Payment of Working Capital

     The Seller is obligated to pay the Purchaser Eight Hundred
     Twenty Thousand U.S. Dollars (U.S. $820,000) as a result of adjustment of sunk costs as of 31 December 1994.

     Should subtraction of that amount from the estimate of working capital result in a positive number, then the Purchaser shall pay to ORYX (acting on behalf of the Seller) the resulting amount as settlement for working capital in accordance with the provisions of Clause 3.3 of this Agreement.

     Should subtraction of that amount from the estimate of working capital result in a negative number, then ORYX (acting on behalf of the Seller) shall pay to the Purchaser the resulting amount as settlement for working capital in accordance with the provisions of Clause 3.3 of this Agreement.

                                             SCHEDULE 4

                       INTERESTS IN PRODUCTION SHARING CONTRACTS



   A            B                  C                     D
                                                 Participating
                                                 Entity's legal
Production                OC(IH)L's ownership     interest in
Sharing    Participating   interest in             Production
Contract      Entity       Participating Entity  Sharing Contract
---------- -------------  ---------------------  ----------------
Kakap PSC     OC(K)L             100%

 Main Area                                              5.25%
 KC Prospect                                            5.25%
 KW Prospect                                            5.25%

Malacca
  Strait PSC  OC(MS)L            100%                   7.3%


Southeast
  Sumatra
  PSC         OC(SS)L            100%                1.635638%

                                SCHEDULE 5

                            DATA ROOM DOCUMENTS


ORYX CANADA (KAKAP) LTD.

LEGAL DOCUMENTS

1.   Pertamina/Phillips Petroleum Company Production Sharing
     Contract (March 22, 1975)

2.   Corrigendum to Production Sharing Contract (April 28, 1975)

3.   Amendment to Production Sharing Contract (June 30, 1975)

4.   Amendment to Production Sharing Contract (February 18, 1975)

5.   Operating Agreement - South China Sea, Kakap PSC (November
23,  1977)

6. Decree of Minister of Finance regarding procedures to be applied to the calculation and payment of Corporation Tax, Tax on Interest, Dividends and Royalties (January 1, 1978)

7.   Agreement to Amendments to Joint Operating Agreement (August
     25, 1978)

8.   Amendment to Production Sharing Contract (November 27, 1979)

9.   Amendment to Operating Agreement (May 22, 1981)

10.  Second Amendment to Operating Agreement (January 31, 1984)

11.  Novation Agreement between Marathon Petroleum Indonesia
     Ltd., Hudbay Oil (Kakap) Ltd., BP Petroleum Development
     (Kakap) Ltd. and Lasmo Kakap Limited (July 14, 1985)

12.  Crude Oil Offtake Procedure (June 1, 1986)

13.  Interparty Offtake Agreement (December 5, 1987)

14.  Interparty Prospect Agreement for Northern Kakap Block
     (December 18, 1987)

15.  Deed of Assignment Relating to the KC Prospect (February 18,
     1988)

16.  Amendment No. 4 to Operating Agreement (January 1, 1991)

17.  Novation Agreement between Kakap PSC Partners (January 1,
     1991)

18.  Amendment to Amendment No. 4 to Operating Agreement (March
26,  1991)

19.  Amendment to Novation Agreement (March 26, 1991)

20.  Pertamina acceptance of Amendment #4 to Operating Agreement
     (September 13, 1991)

21. JOA (Joint Operating Agreement dated Nov. 23, 1977) partner has legally changed from Phillips Petroleum Production
     Indonesia, Inc. to the Louisiana Land & Exploration
     Indonesia, Ltd. (February 17, 1993)

DATA

1.   OCM/TCM Handouts from 1993, 1994

2.   Kakap Budget 1991-1995

3.   Plan of Developments for KRA KG

4.   Monthly Progress Report from KRA/KG - October 1994

5.   Kakap Production Sharing Contract and all Amendments

6.   Kakap JOA and all Amendments

7.   Kakap Monthly Production Reports - October 1994

8.   Kakap Historical Production Data in ASCII Format
     Well/Month/Field/Year

9.   KRA/KG Oil in Place Study from 3-D

10.  KF Field Study

11.  KH Field Study

12.  Oryx Estimated Production Forecast

13.  Oryx Summary of Terms of PSC Contract

14.  Oryx Production Budgeted vs. Actual Volumes from 1991-1995

15.  Indonesian Crude Sales/Pricing Information

16.  Final Pertamina Cost Recovery Statements - 1992, 1993

17.  Third Quarter Pertamina Cost Recovery Statement - 1994

18.  Joint Interest Billing - 1994

19.  Work Program and Budget - 1991, 1992, 1993, 1994, 1995

20.  Development Plan

FINANCIAL, ACCOUNTING AND TAX

1.   Tax provisions for Oryx Canda (Kakap) Ltd. - 1994

2.   Tax provisions for Oryx Canada (Indonesian Holdings) Ltd. -
     1994

3.   Indonesian tax return - 1993

4.   Unaudited management financial statements for Oryx Canada
     (Indonesian Holdings) Ltd. and consolidated subsidiaries -
     1992, 1993, 1994

5.   Preliminary materials and stock inventory number for Oryx
     Canada (Indonesian Holdings) Ltd.

6.   Indonesian dividend tax calculation - 1990-1994

7.   Monthly tax calculation - June 1993

OPERATING COMMITTEE MEETINGS/TECHNICAL COMMITTEE MEETINGS

1.   Minutes - September 14-15, 1994 TCM

2.   Minutes - October 25, 27, 1994 OCM

3.   Minutes - 1993 TCM and OCM

INSURANCE

1.   January 24, 1995 Memorandum from Randy Reese to Cosmas
     Kapsanis regarding insurance

CORPORATE

1.   Minutes - 1993 Shareholders' Meeting

2.   Minutes - 1993 Directors' Meeting

3.   Minutes - 1994 Shareholders' Meeting

4.   Minutes - 1994 Directors' Meeting

5.   Minutes - 1993 OC(IH)L Shareholders' Meeting

6.   Minutes - 1993 OC(IH)L Directors' Meeting

7.   Minutes - 1994 OC(IH)L Shareholders' Meeting

8.   Minutes - 1994 OC(IH) Directors' Meeting


ORYX UK (MALACCA STRAIT) LTD.

LEGAL DOCUMENTS

1.   Pertamina/Kondur Petroleum S.A. Production Sharing Contract
     (August 5, 1970)

2. Pertamina letter of approval for extension to date of commencement of operations (January 13, 1971)

3.   Farmout agreement between Arco Indonesia, Inc., Pan Ocean
     Oil Corporation (Indonesia) and Houston Oils Limited (July
     2, 1971)

4.   Operating Agreement between Arco Indonesia, Inc., Pan Ocean
     Oil Corporation (Indonesia) and Houston Oils Limited (July
     2, 1971)

5.   Amendment to the Production Sharing Contract (August 14,
     1976)

6.   Farmout Agreement between Arco Indonesia, Inc., Pan Ocean
     Oil Corporation (Indonesia), Bridge Petroleum Corporation,
     Kondur Petroleum S.A. and Hudbay Oil (Malacca Strait) Ltd.
     as Farminee (November 29, 1978)

7.   Assignment Agreement among Arco Indonesia, Inc., Pan Ocean
     Oil Corporation (Indonesia), Bridge Petroleum Corporation,
     Kondur Petroleum S.A. and Hudbay Oil (Malacca Strait) Ltd.
     (November 29, 1978)

8.   Amendment to the Production Sharing Contract (December 11,
     1978)

9.   Amendment to the Farmout Agreement between Malacca Strait
     Partners and Hudbay Oil (Malacca Strait) Ltd. (January 31,
     1979)

10.  Assignment between Hudbay Oil (Malacca Strait) Ltd. and BP
     Petroleum Development (Malacca Strait) Ltd. (June 22, 1984)

11.  Crude Oil Offtake Procedure (July 15, 1984)

12.  Crude Oil Sales Agreement between Hudbay Oil (Malacca
     Strait) Ltd. and BP Petroleum Development (Malacca Strait)
     Ltd. (July 31, 1985)

13.  Amendment to Crude Oil Sales Agreement between BP Petroleum
     Development (Malacca Strait) Ltd. and Hudbay Oil (Malacca
     Strait) Ltd. (February 10, 1986)

14.  Offtake Agreement (January 1987)

15. Settlement Agreement between Atlantic Richfield Indonesia, Inc., Hudbay Oil (Malacca Strait) Ltd., BP Petroleum Development (Malacca Strait) Ltd., Lasmo and Lasmo Malacca Limited relating to the Malacca Strait Offtake Agreement (January 31, 1987)

16.  Mengkapan Unit Agreement between Calasiatic Oil Company,
     Texaco Overseas Petroleum Company and Malacca Strait
     Partners (February 17, 1988)

17.  Mengkapan Unit Operating Agreement (May 10, 1988)

18.  Malacca Strait Inter-Party Lifting Agreement (November 18,
     1988)

19.  Letter Agreement between Pertamina and Hudbay Oil (Malacca
     Strait) Ltd. regarding provisions for liftings at end 1988
     (November 19, 1988)

20.  Novation Agreement between Malacca Strait Partners (January
     1, 1991)

21.  Novation Agreement:  Mengkapan between Malacca Strait
     Partners (January 1, 1991)

22. Amendment to the Malacca Strait Operating Agreement (not yet approved by Partners)

23.  Amendments to Novation Agreements and Novation Agreements:
     Mengkapan (March 26, 1991)

24.  Novation Agreement between TCR (September 1, 1993)

25. Review and Extension of the Revised JOA Novation Agreement and the Novation Agreement regarding the Sale of Interest in Malacca Strait PSC (August 11, 1994)

26.  The Novation Agreements for the Malacca Strait Operating
     Agreement and the Mengkapan Unit Operating Agreement

 DATA

1.   OCM/TCM Handouts from 1993, 1994

2.   Malacca Strait Budgets 1991-1995

3.   Malacca Strait Production Sharing Contract and all
Amendments

4.   Malacca Strait JOA and all Amendments

5.   Malacca Strait Monthly Production Reports - October 1994

6.   Malacca Strait Historical Production Data in ASCII Format
     Well/Month/Field

7.   Oryx Estimated Production Forecast

8.   Oryx Summary of Terms of PSC Contract

9.   Oryx Production Budgeted vs. Actual Volumes from 1991-1995

10.  Indonesian Crude Sales/Pricing Information

11.  Final Pertamina Cost Recovery Statements - 1992, 1993

12.  Third Quarter Pertamina Cost Recovery Statement - 1994

13.  Joint Interest Billing - 1994

14.  Work Program and Budget - 1991, 1992, 1993, 1994, 1995

FINANCIAL, ACCOUNTING AND TAX

1.   Tax provisions for Oryx Canada (Malacca Strait) Ltd. - 1994

2.   Tax provisions for Oryx Canada (Indonesian Holdings) Ltd. -
     1994

3.   Indonesian tax return - 1993

4.   Unaudited management financial statements for Oryx Canada
     (Indonesian Holdings) Ltd. and consolidated subsidiaries -
     1992, 1993, 1994

5. Preliminary materials and stock inventory number for Oryx and Canada (Indonesian Holdings) Ltd.

6.   Indonesia dividend tax calculation - 1990-1994

OPERATING COMMITTEE MEETINGS/TECHNICAL COMMITTEE MEETINGS

1.   Minutes - April 13, 1993 OCM

2.   Minutes - December 2, 1993 TCM

3.   Minutes - April 17, 1994 TCM

4.   Minutes - September 29, 1994 TCM/OCM

INSURANCE

1.   January 24, 1995 Memorandum from Randy Reese to Cosmas
     Kapsanis regarding insurance

CORPORATE

1.   Minutes - 1993 Shareholders' Meeting

2.   Minutes - 1993 Directors' Meeting

3.   Minutes - 1994 Shareholders' Meeting

4.   Minutes - 1994 Directors' Meeting

5.   Minutes - 1993 OC(IH)L Shareholders' Meeting

6.   Minutes - 1993 OC(IH)L Directors' Meeting

7.   Minutes - 1994 OC(IH)L Shareholders' Meeting

8.   Minutes - 1994 OC(IH) Directors' Meeting


ORYX U.K. (SOUTHEAST SUMATRA) LTD.

LEGAL DOCUMENTS

1.   Pertamina/IIAPCO Production Sharing Contract (September 6,
     1968)

2.   Operating Agreement (September 6, 1968)

3.   Crude Oil Offtake Procedure (December 17, 1971)

4.   Pertamina/IIAPCO Production Sharing Contract:  Letter
     Agreement (February 22, 1974)

5.   Memorandum of Articles of Association of BP Petroleum
     Development (South East Sumatra) Limited (November 1974)

6.   Hudbay Farm-In Agreement to Phillips Petroleum Corp.
     Indonesia and Tenneco Indonesia Inc. (July 17, 1975)

7.   Pertamina/IIAPCO Production Sharing Agreement:  Letter
     Agreement (August 5, 1976)

8.   Hudbay Oil (Indonesia) Ltd. purchase from Carver-Dodge
     International Partnership (December 6, 1976)

9.   Hudbay Oil (Indonesia) Ltd. purchase from Carver-Dodge
     International Partnership (December 7, 1976)

10.  Indenture of Guarantee between Hudbay Oil (Indonesia) Ltd.
     and Carver-Dodge International Partnership (December 7,
     1976)

11.  Assignment from Carver-Dodge International Partnership to
     Hudbay Oil (Indonesia) Ltd. (Document #1) (December 15,
     1976)

12.  Assignment from Carver-Dodge International Partnership to
     Hudbay Oil (Indonesia) Ltd. (Document #2) (December 15,
     1976)

13.  Pertamina-IIAPCO Supplementary Agreement (August 5, 1976)

14.  Supplementary Agreement between Hudbay Oil (Indonesia) Ltd.
     and Carver-Dodge International Partnership (December 8,
     1976)

15.  Amending Agreement between Hudbay Oil (Indonesia) Ltd. and
     Carver-Dodge International Partnership (December 13, 1976)

16.  Letter of Assignment between Carver-Dodge International
     Partnership and Hudbay Oil (Indonesia) Ltd. (December 15,
     1976)

17.  Letter of Assignment between Ramah Properties and Warrior
     International Corporation and Tidewater S.E. Sumatra Inc.
     (June 29, 1980)

18.  Assignment and Ratification Agreement between Lasmo and
     Cieco

19.  Crude Oil Offtake Procedure:  Letter of Agreement (November
     9, 1978)

20.  Pertamina/IIAPCO Production Sharing Contract:  Amendment
     (November 14, 1978)

21.  Amendment to Operating Agreement (January 1, 1980)

22.  Amendment to "Area of Mutual Interest" (January 1, 1980)

23.  Methods and Procedures for Handling Certain Lifting
     Imbalances Agreement (May 23, 1980)

24. Memorandum of Agreement between Hudbay Oil and Gas Limited and 257288 Alberta Ltd. (June 9, 1981)

25.  Agreement between Hudbay Oil and Gas Limited and 257288
     Alberta Ltd. (June 1, 1981)

26.  Agreement between Hudbay Oil and Gas Limited and 257288
     Alberta Ltd. and Hudbay Oil (Indonesia) Ltd. (June 9, 1981)

27.  Southeast Sumatra Asset Conveyance Agreement between 257288
     Alberta Ltd. and Hudbay Oil and Gas - Hudbay Oil (Indonesia)
     Ltd. Partnership (June 9, 1982)

28.  Amendment to Operating Agreement (January 1, 1984)

29. Ratification Agreement relating to transfer by Reading and Bates Sumatra Oil

30.  Sale and Purchase Agreement for Cinta Crude Oil between
     Hudbay Oil (Indonesia) Ltd. and BP Petroleum Development
     (Southeast Sumatra) Ltd. (January 24, 1986)

31.  Sale and Purchase Agreement for Cinta Crude Oil between
     Hudbay Oil (Indonesia) Ltd. and Lasmo Sumatra Ltd. (January
     24, 1986)

32.  Ratification Agreement between Southeast Sumatra PSC
     Partners and Reading and Bates Sumatra Petroleum Company and
     Sumatra Petroleum Ltd. (December 24, 1986)

33.  Ratification Agreement between Southeast Sumatra PSC
     Partners and Transocean Gulf Oil Company and Inpex Sumatra
     Ltd. (December 1, 1987)

34.  Ratification Agreement between Southeast Sumatra PSC
     Partners and the Travelers Insurance Company and Travelers
     Southeast Sumatra Inc. (October 15, 1987)

35.  Ratification Agreement between Southeast Sumatra PSC
     Partners and Southeast Sumatra Oil Inc. and Inpex Sumatra
     Ltd. (December 2, 1987)

36.  Ratification Agreement between Southeast Sumatra PSC
     Partners and TCR Sumatra Ltd. (May 2, 1989)

37.  Certificate of Incorporation:  Oryx Canada (Southeast
     Sumatra) Limited (February 12, 1990)

38.  Certificate of Incorporation of name change:  BP Petroleum
     Development (South East Sumatra) Limited to Oryx UK
     (Southeast Sumatra) Limited (April 26, 1990)

39.  Certificate of Incorporation of name change:  Oryx UK (South
     East Sumatra) Limited to Oryx UK (Southeast Sumatra) Limited
     (April 26, 1990)

40.  Ratification Agreement between Southeast Sumatra PSC
     Partners and Oryx Canada (Southeast Sumatra) Ltd. (January
     1, 1991)

41.  Amendment to Ratification Agreement between Southeast
     Sumatra PSC Partners and Oryx Canada (Southeast Sumatra)
     Ltd. (March 26, 1991)

42. Pertamina approvals of Hudbay/Oryx and C. Itoh/Ceico transfer of interest (October 25, 1991) (Oryx UK and Oryx
     Canada copies)

43.  Amendment to Southeast Sumatra Production Sharing Contract
     (September 6, 1968-1998)

44.  Southeast Sumatra Production Sharing Contract (September 6,
     1998-2018)

45.  Ratification Agreement for TCPL interest to Cieco (May 19,
     1993)

46.  Technical Evaluation Agreement between Pertamina and Maxus
     Southeast Sumatra Inc. (June 21, 1988)

47.  Offshore Southeast Sumatra Contract:  Contract Extension
     Study (Updated June 1990)

48.  Letters concerning Southeast Sumatra Contract Extension
     Negotiation

49.  Pertamina/Maxus and other Parties:  Production Sharing
     Contract (August 22, 1991) (as yet unapproved)

50.  Pertamina/Maxus and other Parties:  Amendment to Production
     Sharing Contract dated September 6, 1968 (August 22, 1991)

51.  Production Sharing Contract (Final Version) (November 1991)

52.  Amendment to Production Sharing Contract (Final Version)
     (November 1991)

DATA

1.   OCM/TCM Handouts from 1993 and 1994

2.   SES Budgets 1991-1995

3.   SES Production Sharing Contract and all Amendments

4.   SES JOA and all Amendments

5.   SES Monthly Production Reports - October 1994

6.   SES Historical Production Data in ASCII Format
     Well/Month/Field/Year:  From 1977 forward

7.   Oryx Estimated Production Forecast

8.   Oryx Summary of Terms of PSC Contract

9.   Oryx Production Budgeted v. Actual Volumes from 1991-1995

10.  Maxus Drill-in Proposal

11.  Gas Project Meeting Handout

12.  Plan of Development for the SES Gas Project

13.  Degolyer McNaughton Reserve Certification for the SES Gas
     Project

14.  1994 Proposed Development Drilling Program

15.  Prospect and Lead Inventory from September 1994

16.  Results of Development Drilling Program 1993-1995

17.  Indonesian Crude Sales/Pricing Information

18.  Final Pertamina Cost Recovery Statements - 1992, 1993

19.  Third Quarter Pertamina Cost Recovery Statement - 1994

20.  Joint Interest Billing - 1994

21.  Work Program and Budget 1991, 1992, 1993, 1994, 1995

22.  Gas Project Development Plan

23.  KH Field Review

24.  KF Field Review

25.  3-D KG Oil in Place Evaluation

26.  KG 5X Reserve Evaluation

27.  Gas Project Revised Development Plan

28.  Gas Project Meeting Economics

FINANCIAL, ACCOUNTING AND TAX

1.   Tax provisions for Oryx Canada (Southeast Sumatra) Ltd. -
1994

2.   Tax provisions for Oryx Canada (Indonesian Holdings) Ltd. -
     1994

3.   Indonesian tax return - 1993

4.   Unaudited management financial statements for Oryx Canada
     (Indonesian Holdings) Ltd. and consolidated subsidiaries -
     1992, 1993, 1994

5.   Preliminary materials and stock inventory number for Oryx
     Canada (Indonesian Holdings) Ltd.

6.   Indonesia dividend tax calculation - 1990-1994

OPERATING COMMITTEE MEETINGS/TECHNICAL COMMITTEE MEETINGS

1.   Minutes - September 17, 1993 Annual Budget and Work Program
     Meeting

2.   Minutes - November 29, 1994 Special Work Program Meeting

3.   Minutes - 1993 TCM and OCM

CONTRACT DETAILS

1.   General Information

2.   Map of Contract Area and Contract Boundary Coordinates

INSURANCE

1.   January 24, 1995 Memorandum from Randy Reese to Cosmas
     Kapsanis regarding insurance

CORPORATE

1.   Minutes - 1993 Shareholders' Meeting

2.   Minutes - 1993 Directors' Meeting

3.   Minutes - 1994 Shareholders' Meeting

4.   Minutes - 1994 Directors' Meeting

5.   Minutes - 1993 OC(IH)L Shareholders' Meeting

6.   Minutes - 1993 OC(IH)L Directors' Meeting

7.   Minutes - 1994 OC(IH)L Shareholders' Meeting

8.   Minutes - 1994 OC(IH) Directors' Meeting